Filed with the Securities and Exchange Commission
on May 30, 1997                                       Registration No. 333-____.
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            _______________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ____________________

                                   KFX INC.
                             ---------------------

             (Exact name of registrant as specified in its charter)


           Delaware                                          84-1079971
      ------------------                                 -------------------
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                          Identification No.)



       1999 Broadway, Suite 3200, Denver, Colorado 80202, (303) 293-2992
       -----------------------------------------------------------------
              (Address, including ZIP code, and telephone number,
       including area code, of registrant's principal executive offices)

                            -----------------------

                                Theodore Venners
       1999 Broadway, Suite 3200, Denver, Colorado 80202, (303) 293-2992
       -----------------------------------------------------------------
           (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)
                              ____________________

                                  Copies To:

              Warren L. Troupe, Esq. and Deborah A. Schultz, Esq.
                            Morrison & Foerster LLP
             370 17th Street, Suite 5200, Denver, Colorado  80202
                                (303) 592-1500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=====================================================================================
                                          Proposed      Proposed
                                          maximum       maximum
 Title of each class of       Amount to   offering      aggregate
 securities to be                be       price per     offering         Amount of
 registered                  registered   share/(1)/   price/(1)/     registration fee
 -------------------------------------------------------------------------------------
Common Stock, $.001 par
 value per share                527,885       $3.82  $2,016,520.70       $611.07
======================================================================================

  /(1)/ Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
                        -------------------------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                 527,885 Shares
                                    KFX INC.
                         Common Stock, $.001 par value

          This Prospectus relates to an aggregate of 527,885 shares of common stock, $.001 par value per share (the "Common Stock") of KFX Inc., a Delaware corporation (the "Company"), which may be offered from time to time by the selling stockholders named herein (the "Selling Stockholders"), of which 340,000 shares represent shares underlying outstanding warrants (the "Warrants") and stock options (the "Options") and are being offered for sale by the Selling Stockholders upon the exercise thereof. The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders hereby. However, the Company will receive proceeds from the applicable Selling Stockholders in the event the Warrants and/or Options are exercised. The Company will pay all expenses incident to the registration of the Common Stock under the Securities Act of 1933, as amended (the "Securities Act").

          Sales by the Selling Stockholders hereby may be effected from time to time in one or more transactions for the Selling Stockholder's own account (which may include block transactions) on the American Stock Exchange or in negotiated transactions. Sales will be at prices and on terms then prevailing or at prices related to the current market price or at negotiated prices and terms. In connection with any sales of the Common Stock offered hereby, the Selling Stockholders and participating agents, brokers or dealers may be deemed to be underwriters as that term is defined under the Securities Act, and commissions or discounts or any profit realized on the resale of such securities may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

          The Common Stock is listed for trading on the American Stock Exchange under the symbol "KFX." On May 28, 1997, the last reported sale price of the Common Stock was $3.82 per share.

          THESE SECURITIES ARE SUBJECT TO A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is June __, 1997.

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W, Washington, D.C. 20549. The Commission also maintains a website that contains reports, proxy and information statements and other information regarding the Company. The address of the site is http://www.sec.gov. The Common Stock is quoted on the American Stock Exchange. Reports and other information concerning the Company may also be inspected at the offices of The American Stock Exchange, Inc. at 86 Trinity Place, New York, New York 10006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

          (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

          (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

          (3) The description of the Common Stock contained in its Registration Statement on Form 10-SB filed with the Commission on July 11, 1994.

          All documents filed by the Company with the Commission pursuant to
Section 13(a), 13 (c), 14 or 15 (d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide, without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to KFX Inc. Attention: Corporate Secretary, 1999 Broadway, Suite 3200, Denver, Colorado 80202, telephone (303) 293-2992.

                                  RISK FACTORS

          An investment in the Common Stock offered hereby involves a high degree of risk. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in the Prospectus. Further, any forward looking statement or statements speak only as of the date on which such statement was made, and the Company undertakes no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. Therefore forward looking statements should not be relied upon as a prediction of actual future results. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing the Common Stock offered hereby.

          History of Operating Losses; Uncertainty of Future Profitability. The Company has had no material licensing, royalty or product sales revenues or income from operations since its inception in February 1988 (or prior to inception when the operations of the Company were conducted by various predecessor entities). Net losses before extraordinary items were approximately $5.6 million and $8.8 million in 1996 and 1995, respectively. The Company expects to incur additional losses in the foreseeable future and there can be no assurance that the Company will ever achieve substantial revenues or profitability, or that profitability will be sustained for any period of time.

          Uncertainty of Additional Funding. Until the Company successfully negotiates additional third-party licensing and royalty agreements and/or independently constructs and operates additional commercial-scale production facilities, the Company anticipates that it will continue to incur negative cash flow from operations and operating losses. The royalties and profit interests to be derived from the Company's 5 percent ownership interest in the KFX Fuel Partners, L.P. ("KFP") production facility near Gillette, Wyoming (the "KFP Project") will not be sufficient to meet all of the operating and debt service needs of the Company based on current and future anticipated operating plans and budgets. Until such time as the Company has in place sufficient additional commercial-scale production facilities (either owned independently or through joint venture entities similar to the KFP Project) to generate positive cash flow from operations, the Company will be dependent on additional debt and/or equity financing. The Company expects that most or all of its financing needs in 1997 with respect to day-to-day operations and debt service requirements will be met from the $2,500,000 in proceeds from the sale of common stock in January 1997 to Thermo Ecotek Corporation ("TCK"), certain revenues from research and development subcontract agreements with K-Fuel LLC, and the Company's interest in profits and production royalties from the KFP Project.

          The Company's current cash balances, the expected revenues to be derived from the Company's research and development subcontract agreements with K-Fuel LLC, and the royalty income to be derived from the commencement of operations of the KFP Project in 1997 are expected to fund the Company's operations and debt service requirements until the first quarter of 1998 based on current operating plans and budgets. The Company does not expect to realize any significant net revenues from its 5 percent ownership interest in KFP during 1997. The Company will need to realize additional operating funding sources and reduce certain operating expenses to sustain operations into 1998 and beyond. Such potential sources of funding may include, but are not limited to (1) the possible sale of all or a portion of the Company's 5 percent interest in KFP; (2) certain development and license fees that may be derived from a potential 125,000 tons per year ("TPY") expansion of the KFP Project; and (3) license fees to be derived from the proposed construction of an Indonesia K-Fuel production facility in late 1997 or early 1998. There are no assurances that any of these potential funding sources will materialize, and the Company does not currently have any commitments with respect to any such funding sources. If such events do not materialize, the Company may be forced to seek debt and/or equity financing which may not be available on terms favorable to the Company, if at all. The Company does not currently have any commitments with respect to any debt or equity financing.

          In addition, the ability of the Company to secure additional financing is limited by the terms of a Stock Purchase Agreement between the Company and TCK pursuant to which, without the prior written consent of TCK, the Company may not, among other things, issue or sell any class or series of stock other than Common Stock; use more than 10% of the proceeds from the sale of any stock for activities other than the construction, ownership and/or operation of K-Fuel plants, or incur any indebtedness other than purchase money indebtedness that is secured only by the assets of a particular project and is nonrecourse to the Company and its subsidiaries. For further information regarding the terms of the Stock Purchase Agreement, please refer to the copy of the Stock Purchase Agreement filed with the Commission as an exhibit to the Company's Current Report on Form 8-K dated August 18, 1995.

          Uncertainty of General Project Development. The process of developing, permitting, financing and constructing K-Fuel production facilities is complex, lengthy and costly. Only a small percentage of the projects that the Company evaluates and pursues may ultimately result in operating projects. As a result, the Company may not recover any expenses that it incurs in the evaluation and development of certain projects.

          Uncertainty Regarding KFP Project. A fire at the KFP facility in December 1996 destroyed one of two oil heating systems for the KFP facility. Until the fire damage is fully repaired and the KFP facility is operating at full capacity, the Company may experience difficulty in attracting other investors to an expansion of the KFP Project, or negotiating suitable terms with investors with respect to the sale of all or a portion of the Company's ownership interest in KFP. In addition, KFP is currently experiencing certain start-up problems including issues relating to the flow of materials within the facility. The Company expects that the fire damage will be fully repaired, the start-up problems will be resolved and the KFP facility will be fully operational in the second or third quarter of 1997.

          The Company also anticipates that it will be required to fund a capital call in the second quarter of 1997 relating to certain cost overruns on the construction of the KFP Project. The amount of the capital call is expected to be approximately $600,000, reduced by a receivable in the amount of approximately $470,000 KFP owes to the Company. The net amount of the capital call, or approximately $130,000, will be paid from available cash or through the issuance of a short-term promissory note to KFP. There are no assurances that additional capital calls will not be required to be funded by the Company in 1997.

          There are no assurances that the KFP Project will not experience other technical or operational problems during its start-up phase or beyond. To the extent that such technical or operational problems materialize, it may adversely impact the Company's ability to develop other K-Fuel projects or sell its interest in the KFP Project as is currently planned. Additionally, the KFP Project must produce a fuel product of certain minimum performance specifications to qualify for the OBETC (defined below) and also to attract market interest in the K-Fuel product from electric utilities and other potential buyers. To the extent that such minimum performance specifications are not achieved, it may adversely impact the KFP Project's qualification for the OBETC and its marketing efforts. Any such events would have a material adverse impact on the Company.

          Federal Regulation of Air Emissions. A significant factor driving the creation of the United States market for K-Fuel and other beneficiated coal products is the Clean Air Act, as amended by the Clean Air Act Amendments of 1990 (the "Clean Air Act"). The Clean Air Act specifies certain air emission requirements for electrical utility companies and industrial coal users. The Company believes that compliance with such regulations by these coal users can be fully or partially met through the use of clean-burning fuel technologies such as that developed by the Company. A full or partial repeal of the Clean Air Act would have a material adverse effect on the Company. The Company is unable to predict future regulatory changes and their impact on the demand for the Company's products.

          Oil Barrel Equivalent Tax Credit.   The Federal Oil Barrel Equivalent
Tax Credit ("OBETC") promulgated under Section 29 of the Internal Revenue Code of 1986, as amended, is a significant incentive for potential joint venture partners to invest in United States commercial-scale production facilities using the K-Fuel Technology. A repeal or revision of the amount of federal tax credits provided by the OBETC could negatively impact the ability of the Company to attract additional joint venture partners for United States commercial-scale production facilities.

          Claims Against Future Licensing and Royalty Streams. The Company anticipates that a significant portion of its future revenue stream will be in the form of licensing and royalty payments from third party licensees operating commercial-scale production facilities. As part of a debt restructuring agreement reached with the State of Wyoming in 1994, the Company granted a 12% interest in future license fees and royalty payments from its K-Fuel Technology (as defined herein) to the State of Wyoming, until the State has been paid $5 million. Thereafter, the State's interest decreases to 6% of license fees and royalty payments. The Company also has an agreement with Mr. Edward Koppelman, the inventor of the K-Fuel Technology, whereby Mr. Koppelman is entitled to 25% of future license fees and royalty payments received by the Company up to a maximum of approximately $75.2 million. Additionally, the Company has entered into separate royalty agreements with two other entities in connection with the KFP Project whereby the Company is obligated to pay (i) an overriding royalty of 0.5% on the gross revenues generated by the sale of fuel produced at any plant (other than the KFP Project) located in the United States in which the feedstock is coal and which uses the proprietary Series "C" technology to produce fuel, and (ii) 20% of the royalty income received by the Company until the earlier of such time as (a) the other party has received royalty payments of $1,500,000 based on the Company's production of K-Fuel in North America or (b) September 15, 2015, respectively. Amounts due under these agreements may restrict or limit the Company's ability to pursue other commercialization opportunities as such payments will decrease cash flow from operations.

          Risks Associated with International Development. The Company believes that the most significant near-term (i.e., three to five years) growth opportunities for the K-Fuel Technology are in markets outside of the United States. In that regard, the Company is actively pursuing projects in Indonesia and Turkey, and also has identified the Czech Republic as a potentially attractive market. Additionally, other countries may be identified as attractive development prospects in the future. Doing business in many foreign countries exposes the Company to many risks that are not present in the United States, including political, military, privatization, currency exchange and repatriation risks, and higher credit risks associated with fuel purchasers. In addition, it is possible that legal obligations may be more difficult for the Company to enforce in foreign countries and that the Company may be at a disadvantage in any legal proceeding within the local jurisdiction. Local laws may also limit the ability of the Company to hold a majority interest in some of the projects that it develops.

          Uncertainty of Community Support. Development, construction and operation of K-Fuel production facilities requires numerous environmental and other permits. The process of obtaining these permits can be lengthy and expensive. In addition, local opposition to a particular project can substantially increase the cost and time associated with developing a project, and can potentially render a project unfeasible or uneconomic. The Company may incur substantial costs or delays or may be unsuccessful in developing K-Fuel production facilities as a result of such opposition.

          Electrical Utility Regulatory Changes. The domestic electric utility market is currently in the early stages of what is expected to be a significant move to deregulate the industry over the next three to five years. The National Energy Policy Act of 1992 exempts a new class of facilities from certain federal utility regulation and liberalizes access for non-utility generators to the utility power transmission grid. In addition, many states are considering the elimination of many of the regulations that currently limit the ability of power generators to negotiate power-sales agreements directly with industrial and commercial customers. The Company believes that these regulatory changes will result in utilities and other power generators placing a high emphasis on reducing costs in their operations. This may result in increased competition from other producers of beneficiated coal products or other fuel sources to the extent that such competing fuels result in costs savings for utilities and other power producers.

          No Established Market for Beneficiated Fuel Products. Although the Company believes that a substantial market will develop both domestically and internationally for clean coal fuel products, an established market does not currently exist. As no established market exists, the availability of accurate and reliable pricing information and transportation alternatives are not fully known. The future success of the Company will be determined by its ability to establish such a market among potential customers such as electrical utility companies and industrial coal users. Many of such potential users of the Company's fuel products will be able to choose among alternative fuel supplies. Although the Company has successfully operated a K-Fuel Technology demonstration plant, the market viability of the K-Fuel Technology will not be known until the Company constructs one or more commercial-scale production facilities, either in the United States or internationally, that produces fuel that meets certain minimum performance specifications. Until the KFP Project is completed or another commercial-scale facility is constructed, the Company faces the risk that it will be unable to generate sufficient market interest to continue in business. Further, there can be no assurance that the KFP Project or any other commercial-scale facility will be successful.

          Competition. The Company will face competition from other companies in the clean coal and alternative fuel technology industries. Some of these companies have financial and managerial resources greater than those of the Company, and therefore may be able to offer products more competitively priced and more widely available than those of the Company. Also, such competitors' products may make the Company's technology and products obsolete or non-competitive.

          Reliance on Existing Management. The Company's progress to date has been largely the result of the efforts of its executive management team and Board of Directors. The loss to the Company of any of these individuals could have a material adverse effect on the Company. The Company has $5,000,000 of "key man" life insurance for Theodore Venners, the Chairman of the Board of Directors, President and Chief Executive Officer.

          Common Stock Eligible for Future Sale and Price of Common Stock.
Sales of substantial numbers of shares of Common Stock in the public market following the offering hereby could adversely affect the market price of the Common Stock. Upon completion of this offering, there will continue to be 23,926,040 shares of Common Stock outstanding. The 527,885 shares of Common Stock sold pursuant to this offering will be freely tradable without restriction (except as to those shares sold to affiliates of the Company). Of the remaining shares of Common Stock outstanding, 15,373,082 are "restricted securities" within the meaning of Rule 144 under the Securities Act ("Rule 144"). In the near future the Company may also consider filing a registration statement with respect to shares of Common Stock to be offered and sold by the Company in order to raise capital for a commercial plant project, although at this time the Company cannot estimate the amount or time of such an offering. The Company is unable to predict the effect that sales of Common Stock under Rule 144 or pursuant to such registration or otherwise may have on the then prevailing market price of the Common Stock.

          Dilution; Change in Control. There are currently outstanding options and warrants to purchase 10,582,500 shares of Common Stock, which includes a warrant issued to TCK to purchase 7,750,000 shares of Common Stock ("Warrant A"). In addition, TCK has a warrant ("Warrant B"), which may only be exercised if TCK exercises Warrant A. Warrant B gives TCK the right to purchase the number of shares of Common Stock that, when added to all shares owned by TCK on the exercise date or which TCK has the right to acquire within sixty days of the exercise date, would be sufficient to give TCK ownership of 51 percent of the Common Stock outstanding, on a fully diluted basis, on the exercise date. To the extent such options or warrants are exercised, it will result in dilution to existing Stockholders. In addition, as long as such options or warrants are outstanding, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options and warrants can be expected to exercise them, to the extent that they are able to, thereby adversely affecting the Company's ability to raise additional equity capital.

          Governmental Regulation.   The Company's business is subject to
numerous federal and state regulations. Any United States production plants which may be constructed will require numerous permits, approvals and certificates from appropriate federal, state and local governmental agencies before construction of any such facility may begin, and will be subject to periodic maintenance or review requirements once any such facilities begin
production.   Such permits and regulations relate to (i) air quality; (ii)
wastewater discharge; (iii) land quality; and (iv) hazardous waste treatment storage and disposal. There can be no assurance that such approval will be granted to the Company. In addition, there can be no assurance that future domestic or international governmental regulations will not change such that the necessary permits and approvals for any future commercial-scale production facilities will be prohibitively expensive or difficult to obtain. Any failure to obtain required regulatory approvals, or any substantial delay in obtaining such approval, could have a material adverse effect on the Company.

          Absence of Dividends. The Company has never paid any cash dividends and does not anticipate paying cash dividends in the foreseeable future. In addition, pursuant to a stock purchase agreement between the Company and TCK, so long as TCK, together with its affiliates, own at least 1,000,000 shares of Common Stock and either Warrant A or Warrant B remains in effect, the Company may not declare or pay any dividends on its Common Stock other than dividends payable solely in Common Stock.

                                  THE COMPANY

          General. The Company, formerly Beaumont Financial Ltd., was incorporated in Delaware in February 1988 and is engaged in the business of licensing and commercializing a technology that enhances the combustion characteristics of coal and other carbonaceous fuels ( the "K-Fuel Technology"). The K-Fuel Technology uses heat and pressure to physically and chemically transform high-moisture, low energy per pound coal and other organic feedstocks into a lower moisture, high energy solid fuel ("K-Fuel"). The Company believes that the principal benefit of the K-Fuel Technology in the United States is that the fuel produced from the process can allow electrical power producers, manufacturers and other large scale users of coal to meet the clean air standards imposed by the Clean Air Act. In the absence of a clean-burning fuel such as that produced by the K-Fuel Technology, many existing users of coal face costly capital expenditure requirements to modify their coal-powered facilities to comply with the Clean Air Act. The Company believes that the principal benefit of the K-Fuel Technology in markets outside of the United States is that low-rank indigenous coal supplies can be upgraded to provide a more cost effective and less environmentally damaging fuel source for power producers, manufacturers and households. This is of particular importance for many developing nations that are rapidly industrializing and that face pressure (both internally and externally) to increase their environmental standards and make the most cost effective use of indigenous energy sources. Also, the ability to upgrade low-rank indigenous coal resources to a more clean burning, energy efficient fuel could create the opportunity for nations with abundant coal resources to generate hard currency export earnings from the sale of upgraded fuel product. See "Risk Factors."

          Recent Developments. In May 1997, KFP notified Yanke Energy, Inc. of its desire to proceed with pre-engineering and certain other activities related to the construction of a fifth processing vessel at the KFP Project, which would increase the annual capacity of the KFP Project from 500,000 TPY to 625,000 TPY (the "Expansion Unit"). The cost of the Expansion Unit is currently estimated to be $12 million, and is expected to be funded by the Company and other investors. However, there can be no assurance that such financing will be available on terms acceptable to the Company, if at all. The

Company has retained an investment banking firm to assist with raising financing for the construction of the Expansion Unit. The Company and KFP are currently negotiating the terms pursuant to which the Company will fund the construction of the Expansion Unit, and terms of an increased interest in KFP in return for the Company providing such funding.

          The Company's principal executive offices are located at 1999 Broadway, Suite 3200, Denver, Colorado 80202, and its telephone number is (303) 293-2992.

                                USE OF PROCEEDS

          The Company will receive no proceeds from the sale of the Common Stock by the Selling Stockholders. The Company will use the proceeds from exercise of the Warrants and/or the Options for working capital and general corporate purposes.

                              SELLING STOCKHOLDERS

          The Common Stock is to be offered and sold from time to time by and on behalf of the Selling Stockholders named in the following table, in the manner and under the circumstances described on the cover page of this Prospectus and under "Plan of Distribution." The following table sets forth for each Selling Stockholder the number of shares of Common Stock beneficially owned prior to the offering, the number of shares to be offered and, assuming that each Selling Stockholders sells all of his shares, the number and percentage of shares of Common Stock to be owned by each after completion of the offering.

                                                                       Percentage
                            Common                        Common          of
                            Stock                         Stock       Outstanding
                            Owned              Common     Owned       Common Stock
                            Before             Stock      After       Owned After
        Stockholders       Offering           Offered    Offering      Offering
==================================================================================
David M. Bretzlauf            37,500              7,500    30,000            *
Joyce M. Goldman/(1)/        225,000/(4)/       150,000    75,000            *
Hillari Koppelman             15,385             15,385        --           --
Thomas D. Smart & Susan
 M. Thevenet                  26,300             15,000    11,300            *


Shares Underlying Warrants

Dawson Mathis                 33,333             33,333        --           --
John P. Venners/(2)/         482,176/(5)/        33,334   448,842        1.88%
Richard C. Wither            170,833             33,333   137,500            *

Shares Underlying Options

Kurt B. Eckrich/(3)/         752,000/(6)/       150,000   602,000        2.43%


                                                           Percentage
                              Common             Common       of
                              Stock              Stock    Outstanding
                              Owned    Common    Owned    Common Stock
  Stockholders               Before    Stock     After     Owned After
                            Offering  Offered   Offering    Offering
======================================================================
Donald J. Ewart               36,500   30,000     6,500        *
Jack Grinwis                  36,500   30,000     6,500        *
John Grisham                  40,000   30,000    10,000        *


_________________________

*     Less than 1%.
(1)    Officer of the Company.
(2) John Venners is President of Venners & Company Ltd. The Company has a consulting agreement with Venners & Company Ltd. under which it pays Venners & Company Ltd. $12,000 per month.
(3)    Director and Officer of the Company.
(4) Includes 75,000 shares to be acquired upon the exercise of stock options, all of which are currently exercisable.
(5)    Includes 40,000 shares owned by a corporation owned 100% by John Venners.
(6) Includes 750,000 shares to be acquired pursuant to options, some of which are not exercisable within 60 days of the date of this Prospectus.

                              PLAN OF DISTRIBUTION

          The Common Stock may be offered by the Selling Stockholders from time to time in one or more transactions for his own account on the American Stock Exchange or in negotiated transactions. Sales will be at prices and on terms then prevailing or at prices related to the current market price or at negotiated prices and terms. The Common Stock may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Common Stock as agent, but may position and resell a portion of the block as principal in order to consummate the transaction; (b) purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this Prospectus, including resale to another broker or dealer; or (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Any such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of Common Stock for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealers that act in connection with the sale of the Common Stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

          The Common Stock covered by this Prospectus may be sold under Rule 144 rather than this Prospectus if they qualify for sale under Rule 144. As of the date of this Prospectus, 15,373,082 shares of such Common Stock may qualify for resale under Rule 144.

                             ADDITIONAL INFORMATION

          The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit or incorporated by reference to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Copies of the Registration Statement may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                                 LEGAL MATTERS

          Certain legal matters relating to the Common Stock to be offered hereby will be passed upon for the Company by Morrison & Foerster, LLP, 370 17th Street, Suite 5200, Denver, Colorado 80202.

                                    EXPERTS

          The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of KFX Inc. for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

===============================================================================
No dealer, salesperson or any other person has been authorized to give any information or to make any representations in connection with this offering, other than those made in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create an implication that there has been no change in the facts set forth in this prospectus or in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make such offer or solicitation.


                               TABLE OF CONTENTS

                                               Page
                                               ----

                 AVAILABLE INFORMATION......   2
                 INCORPORATION OF CERTAIN
                  DOCUMENTS BY REFERENCE....   2
                 RISK FACTORS...............   3
                 THE COMPANY................   8
                 USE OF PROCEEDS............   9
                 SELLING STOCKHOLDERS.......   9
                 PLAN OF DISTRIBUTION.......   9
                 ADDITIONAL INFORMATION.....  10
                 LEGAL MATTERS..............  10
                 EXPERTS....................  11

===============================================================================

                                 527,885 Shares


                                    KFX INC.


                                  COMMON STOCK



                             _____________________

                                   PROSPECTUS
                             _____________________



                                 June __, 1997

==============================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

       The following table sets forth the expenses to be borne by the registrant, other than underwriting discounts and commissions, in connection with the issuance and distribution of the Common Stock hereunder.

                                          Payable by the
                                            Registrant
                                          --------------
SEC registration fee....................       $  611.07
Accounting fees and expenses............        2,500.00
Legal fees and expenses.................        5,000.00
Printing costs..........................          500.00
Blue Sky fees and expenses..............          250.00
Miscellaneous...........................          250.00

 Total..................................       $9,111.07

       The foregoing items, except for the SEC registration fee, are estimated.

Item 15.  Indemnification of Directors and Officers.

       Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its Stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit.

       Section 145 of the DGCL provides that directors and officers of Delaware corporations may, under certain circumstances, be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors and officers may also be indemnified against expenses (including attorneys' fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

       The Company has implemented such indemnification provisions in its Certificate of Incorporation which provides that officers and directors shall be entitled to be indemnified by the Company to the fullest extent permitted by law against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any action, suit or proceeding by reason of the fact that he or she is or was an officer or director of the Company.

       The above discussion of the Company's Certificate of Incorporation and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation and statutes.

Item 16.  Exhibits.

       The following is a complete list of exhibits filed as part of the Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of Item 601 of Regulation S-K.

        5.1 Opinion of Morrison & Foerster, LLP as to the legality of the Common Stock being registered.

        23.1  Consent of Morrison & Foerster, LLP (see Exhibit 5.1).

        23.2  Consent of Price Waterhouse LLP.

        24.1  Powers of Attorney.

Item 17.  Undertakings.

        The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed what was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a

       20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 19th day of May, 1997.

                                    KFX INC.
                                    (Registrant)


                                    By:   /s/ Kurt B. Eckrich
                                         ______________________________________
                                         Kurt B. Eckrich, Executive Vice
                                         President and Chief Financial Officer

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kurt B. Eckrich, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-3 and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as full as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Name                             Title                      Date
           ----                             -----                      ----

/s/ Vincent N. Cook          Director                              May 21, 1997
---------------------------
Vincent N. Cook

/s/ Kurt B. Eckrich          Director, Executive Vice President    May 19, 1997
---------------------------  and Chief Financial Officer
Kurt B. Eckrich

/s/ Brian D. Holt            Director                              May 20, 1997
---------------------------
Brian D. Holt

/s/ Peter G. Martin          Director                              May 20, 1997
---------------------------
Peter G. Martin

/s/ Jack C. Pester           Director                              May 19, 1997
---------------------------
Jack C. Pester

/s/ Theodore Venners         Chairman of the Board of Directors,   May 20, 1997
---------------------------  President and Chief Executive
Theodore Venners             Officer

/s/ Starkey A. Wilson        Director                              May 21, 1997
---------------------------
Starkey A. Wilson

                                 EXHIBIT INDEX


          5.1 Opinion of Morrison & Foerster, LLP as to the legality of the Common Stock being registered./*/

          23.1 Consent of Morrison & Foerster, LLP (see Exhibit 5.1)./*/

          23.2 Consent of Price Waterhouse LLP./*/

          24.1 Powers of Attorney./*/

________________

/*/       Filed herewith.